Exhibit 10.58

FORM OF LONG-TERM CASH INCENTIVE AWARD AGREEMENT

FOR CORPORATE OFFICER

This is a Long-Term Cash Incentive Award Agreement (hereafter referred to as “Agreement”) between [NAME OF CORPORATE OFFICER] (hereafter referred to as “Corporate Officer”) and Ralcorp Holdings, Inc. (hereafter referred to as the “Company”).

The Company desires to provide eligible Corporate Officers, as defined herein, a cash incentive award (“Award”) designed to link Corporate Officer’s performance with Company Common Stock price targets during a two-year period.

The Company and Corporate Officer agree as follows:

1. Definitions.

(a)	“Affiliate” means any subsidiary, whether directly or indirectly owned, or parent of the Company, or any other entity designated by the Committee.

(b)	“Board” means the Board of Directors of Ralcorp Holdings, Inc.

(c)	“Change in Control” means when (i) an entity or a group or a person, as defined under the securities laws of the United States, acquires all or substantially all of the assets of the Company or acquires beneficial ownership of more than 50% of the outstanding voting securities of the Company; (ii) the liquidation, dissolution, consolidation, or merger of the Company or transfer of all or substantially all of its assets, unless a successor or successors (by merger, consolidation, or otherwise) to which all or a significant portion of its assets have been transferred expressly assumes in writing all duties and obligations of the Company as here set forth or (iii) the directors of the Company, immediately before a business combination between the Company and another entity, or a proxy contest for the election of directors, shall as a result of such business combination or proxy contest, cease to constitute a majority of the Board of Directors of the Company or any successor to the Company. In addition, an event must meet the definition of a “change in control” as that term is used in Section 409A of the Code.

(d)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e)	“Committee” means the Corporate Governance and Compensation Committee of the Board.

(f)	“Company” means Ralcorp Holdings, Inc., a Missouri corporation, and any successor thereto.

(g)	“Company Stock Fund” means the Ralcorp Holdings, Inc. Common Stock Fund as maintained under the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees, as amended and restated effective October 1, 2008.

(h)	“Involuntary Termination” means any termination of the Corporate Officer’s employment with the Company to which the Corporate Officer objects orally or in writing but excluding a Termination for Cause.

(i)	“Stock” means the Ralcorp Common Stock Par Value $.01 or any other authorized class or series of common stock or any such other security outstanding issued upon the reclassification of any of the stock, including, without limitation, any stock split-up, stock dividend, creation of targeted stock, spin-off or other distributions of stock in respect of stock, or any reverse stock split-up, or recapitalization of the Company or any merger or consolidation of the Company.

(j)	“Termination for Cause” means a termination because of:

(i)	the continued failure by the Corporate Officer to devote reasonable time and effort to the performance of the Corporate Officer’s duties (other than any such failure resulting from the Corporate Officer’s incapacity due to physical or mental illness) after written demand therefor has been delivered to the Corporate Officer by the Company that specifically identifies how the Corporate Officer has not devoted reasonable time and effort to the performance of the Corporate Officer’s duties; or

(ii)	the willful engaging by the Corporate Officer of misconduct which is materially injurious to the Company, monetarily or otherwise; or

(iii)	the Corporate Officer’s conviction of a felony or a crime involving moral turpitude;

in any case as determined by the Committee upon the good faith vote of not less than a majority of the directors then in office, after reasonable notice to the Corporate Officer specifying in writing the basis or bases for the proposed Termination for Cause and after the Corporate Officer has provided an opportunity to be heard before a meeting of the Committee held upon reasonable notice to all directors; provided, however, that a Termination for Cause shall not include a termination attributable to:

(i)	bad judgment or negligence on the part of the Corporate Officer other than habitual negligence; or

(ii)	an act or omission believed by the Corporate Officer in good faith to have been in or not opposed to the best interests of the Company and reasonably believed by the Corporate Officer to be lawful; or

(iii)	the good faith conduct of the Corporate Officer in connection with a Change in Control (including the Corporate Officer’s opposition to or support thereof).

(k)	“Triggering Event” means achievement of a stock price target described in Section 4.

(l)	“Voluntary Termination” means any termination of the Corporate Officer’s employment with the Company other than an Involuntary Termination or a Termination for Cause.

2. Term. Except to the extent set forth in Paragraphs 6, 7, 8 and 18, any Award that may be payable under this Agreement shall be payable on December 30, 2010. If an Award is not paid by December 30, 2010, the Award shall expire.

3. Award Target. The Award Target is $1.2 million and shall be payable subject to the Triggering Events described in Paragraph 4 and subject to all other terms and conditions of this Agreement, including the Forfeiture Events in Section 5.

4. Triggering Event. In the event the average closing sale price of the Stock during any twenty consecutive trading days between June 1, 2010 through December 30, 2010 (“Triggering Period”) is at least $85.00, the Award will be paid at 100% of the Award Target. If at the end of the Triggering Period the average closing sale price of the Stock has not met the target in the preceding sentence, but the average closing sale price of the Stock was between $80.00 and $84.99 for twenty (20) consecutive trading days during the Triggering Period, the Award will be paid as follows using the highest average closing sale price achieved during any twenty consecutive trading days during the Triggering Period:

Average Closing Price of Stock	Percentage of Award Target Paid
$80.00-$80.99	50%
$81.00-$81.99	60%
$82.00-$82.99	70%
$83.00-$83.99	80%
$84.00-$84.99	90%

The Committee shall make the determination whether a Triggering Event has occurred using the closing price of the Stock reported by the New York Stock Exchange. If there are no sale prices so reported for the Stock, or if in the opinion of the Committee, such reported sale prices of the Stock do not represent the fair and reasonable value of the Stock, then the Committee shall determine the fair and reasonable value of the Stock by any means it deems reasonable under the circumstances using its good faith judgment. In the event of any reclassification of the Stock, including without limitation, any stock split, stock dividend, creation of any target stock, spin-off or other distributions of Capital Stock of the Company or any reverse stock split, recapitalization of the Company or any merger or consolidation of the Company, the Committee shall make appropriate adjustments to the Award to prevent dilution or enlargement of the benefits of the Award.

5. Forfeiture. This paragraph sets forth the circumstances under which this Award will be forfeited. The Award shall be forfeited upon the occurrence of any of the following events (any of which is referred to as a “Forfeiture Event”):

(a)	Corporate Officer is Terminated for Cause;

(b)	Corporate Officer voluntarily terminates his or her employment;

(c)	Corporate Officer is involuntarily terminated during the Triggering Period and a Triggering Event has not occurred at the time of the Involuntary Termination;

(d)	Corporate Officer engages in competition with the Company; or

(e)	Corporate Officer engages in any of the following actions:

(i)	being openly critical in the media of the Company or any subsidiary or its directors, officers, or employees or those of any subsidiary;

(ii)	pleading guilty or nolo contendere to any felony or any charge involving moral turpitude;

(iii)	misappropriating or destroying Company or subsidiary property including, but not limited to, trade secrets or other proprietary property;

(iv)	improperly disclosing material nonpublic information regarding the Company or any subsidiary;

(v)	after ceasing employment with the Company, inducing or attempting to induce any employee of the Company or any subsidiary to leave the employ of the Company or any subsidiary;

(vi)	after ceasing employment with the Company, hiring any person who was a manager level employee of the Company or any subsidiary; or

(vii)	inducing or attempting to induce any customer, supplier, lender, or other business relation of the Company or any subsidiary to cease doing business with the Company or any subsidiary.

Upon the occurrence of a Forfeiture Event, the portion of the Award not previously paid at the time of a Forfeiture Event will be forfeited and will not be paid. The Committee or entire Board of Directors may waive any condition of forfeiture described in this paragraph.

6. Acceleration. Notwithstanding the above, this Award shall vest at 100% of the Award Target before the normal vesting dates set forth in Paragraph 4 above upon the occurrence of any of the events set forth below while Corporate Officer is employed by the Company (hereinafter referred to as an “Accelerating Event”). An Accelerating Event may be either of the following:

(a)	Death of Corporate Officer on or before December 30, 2010; or

(b)	Declaration by the Committee of Corporate Officer’s total and permanent disability on or before December 30, 2010.

For purposes of this Agreement, the term “total disability” means a disability as determined in accordance with Section 409A of the Code. Any payment that vests hereunder upon an Accelerating Event shall be made on December 30, 2010.

7. Change in Control. In the event of a Change in Control, any Award under this Agreement will be payable at the following levels: (a) at 100% of the Award Target if the closing sale price of the Stock is at least $85 at the occurrence of a Change in Control; or (b) at 50% of the Award Target if the price of the Stock is less than $85 at the occurrence of a Change in Control. Any payment that vests upon a Change in Control shall be made on the occurrence of a Change in Control. Notwithstanding the foregoing, in the event that a definitive agreement with respect to a Change in Control is entered into prior to December 30, 2010, but a Triggering Event is not met by December 30, 2010, the Award under this Agreement will be payable on consummation of the transaction in accordance with the payment levels described in the first sentence of this Section.

8. Termination of Employment. In the event the Corporate Officer voluntarily terminates his employment prior to December 30, 2010, any Award under this Agreement will terminate and no amount of the Award shall be paid. In the event of Involuntary Termination of an Corporate Officer, other than a Termination for Cause, any Award under this Agreement shall be paid only if the Involuntary Termination occurred during the Triggering Period and a Triggering Event had occurred at the time of the Involuntary Termination. In such a case, any Award under this Agreement shall be paid six months after the Involuntary Termination at the percentage level corresponding to the higher Triggering Event level achieved at the date of the Involuntary Termination.

9. Withholding of Taxes. The Company shall deduct from any payment, or otherwise collect from the Corporate Officer, any taxes required to be withheld by federal, state or local governments in connection with any Award.

10. No Warranty of Tax Effect. No opinion is expressed nor warranties made as to the effect for federal, state, or local tax purposes of any Award.

11. Deferral.

(a)

The Corporate Officer may elect to defer not less than 50% of any Award under this Agreement into the Company Stock Fund and be eligible for a Company Matching Contribution as defined below. Upon a Corporate Officer’s deferral of the Award into the Company Stock Fund, the Company shall credit the Corporate Officer’s account with an additional amount credited to the Common Stock Fund equal to 33  1/3 % of the Corporate Officer’s deferral. Such Company matching contributions and all earnings thereon are hereafter referred to as “Company

Matching Contributions.” Company Matching Contributions and any portion of the Award deferred under this Section shall be subject to and governed by the terms of the Ralcorp Holdings, Inc. Deferred Compensation Plan for Key Employees as amended and restated effective October 1, 2008. The election to defer any Award received under this Agreement must be made within 30 days of the date of this Agreement.

(b)	Other than a portion of the Award deferred in accordance with Section 11(a) of this Agreement, the Corporate Officer may defer all or a portion of any Award under this Agreement subject to such plan or arrangement providing for such deferral in a manner that complies with the requirements of Section 409A of the Code. The Award shall be deemed benefit earnings for purposes of the Company’s employee benefit plans.

12. Prior Communications or Representations. The Award is subject in all respects to the terms and conditions of this Agreement. No other communications or representations, written or oral, made prior or subsequent to this Agreement shall be deemed to amend or modify the terms of this Agreement except by an agreement in writing executed by the parties subsequent to the date of this Agreement expressly consenting to such amendment or modification. Corporate Officer hereby waives any rights, and releases Company from any claim, based on any such prior communications or representations, if any.

13. No Contract of Employment. This Agreement is not intended to create and should not be construed as creating a contract guaranteeing employment of any duration with the Company or its subsidiaries or affiliates. Employment with the Company and its subsidiaries and affiliates is at will and can be terminated by Corporate Officer or the Company at any time, for any reason, with or without notice, except as provided for by written agreement.

14. No Amendment or Material Modification. This Award does not in any way constitute, nor should it be construed as, an amendment to or material modification of any other plan administered or agreement entered into by the Company.

15. Transfer/Assignment. This Agreement shall inure to the benefit of and be binding upon the Company and its successors. The Company must require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform as if no such succession had taken place. The Company may not assign this Agreement other than to a successor to all or substantially all of the business and/or assets of the Company. Corporate Officer shall have no right to transfer or assign the right to receive the Award under this Agreement.

16. Entire Understanding of the Parties. This Agreement represents the entire agreement between the parties and any prior understandings or representations of any kind preceding the date of this Agreement shall be superceded by and shall not be binding on either party except to the extent incorporated into this Agreement. If, for any reason, any provision of the Agreement is held invalid, such invalidity shall not affect any other provision of the Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. In the case of any ambiguity in this Agreement, the Committee has the right to interpret the terms of the Agreement.

17. Governing Law. This Agreement shall be governed by the laws of the State of Missouri without reference to the conflict of laws provisions thereof.

18. Delay of Payment. Notwithstanding anything herein to the contrary, in the event that the Corporate Officer is determined to be a “specified employee” within the meaning of Section 409A of the Code for purposes of any payment on involuntary termination of employment, other than for Termination for Cause, as defined herein, payment shall be made or begin, as applicable, on the first business day which is more than six months following the date of separation from service, to the extent required to avoid any adverse tax consequences under Section 409A of the Code.

This Agreement is being signed on October      2008.

ACKNOWLEDGED AND ACCEPTED:	RALCORP HOLDINGS, INC.

Name of Corporate Officer	K. J. Hunt
Co-Chief Executive Officer and President